UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2019

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No)

982 Keynote Circle
Brooklyn Heights, OH 44131
(Address of Principal Executive Offices) (Zip Code)

(Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, in connection with the closing of its initial public offering on April 23, 2018, GrafTech International Ltd. (the “Company”) entered into a Stockholder Rights Agreement, dated as of April 23, 2018 (the “Stockholder Rights Agreement”) with BCP IV GrafTech Holdings LP (“Brookfield”). Under the terms of the Stockholder Rights Agreement, on or before the first anniversary of the closing of the initial public offering, the Company was obligated to increase the size of its Board of Directors (the “Board”) to a total of eight directors, fill the resulting newly created directorship with a director candidate that qualifies as independent under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, and cause such director to be appointed as a Class III director.
On March 21, 2019, the Board increased its size to provide for an additional director and appointed Ms. Catherine L. Clegg as director of the Company, effective as of March 21, 2019. With the addition of Ms. Clegg, the Board is now comprised of eight directors. Ms. Clegg was appointed as a Class III director whose term expires in 2021. It is anticipated that Ms. Clegg will be appointed to one or more committees of the Board at a later date. The Board has affirmatively determined that, at March 21, 2019, Ms. Clegg is an independent director under the regulations of the SEC and the corporate governance standards of NYSE.
Ms. Clegg is a senior automotive industry executive with General Motors Company with extensive experience in manufacturing operations, manufacturing engineering, labor relations, public policy, and cultural transformation. Since 2017 she has been the Vice President, Business Intelligence, Global Public Policy, where she leads policy analysis and strategy, developing and aligning business priorities in the context of government policy initiatives in key countries and regions around the world. Ms. Clegg previously led GM’s manufacturing operations and labor relations in the US, Canada, and Mexico as Vice President North America Manufacturing & Labor Relations from 2014 to 2017. She also served as Vice President Global Manufacturing Engineering from 2013 to 2014 and Vice President GMNA Labor Relations from 2010 to 2013. Ms. Clegg received her undergraduate degree from Eastern Michigan University and her MBA from University of Virginia Colgate Darden Graduate School of Business Administration. Ms. Clegg also earned a Master of Arts in Advanced Leadership Studies and completed extensive advanced coursework on Organizational Leadership at Indiana Wesleyan University, as well as executive education at Harvard University and Stanford University.
Upon her appointment to the Board, as a non-employee director, Ms.  Clegg became entitled to an annual retainer of $125,000, payable in equal installments at the end of each quarter. All out-of-pocket business travel and accommodation expenses will be reimbursed. Ms. Clegg will be required, within five years of joining the Board, to acquire shares or share equivalents in the Company having an aggregate value equal to at least three times the then annual retainer ($375,000 initially). Prior to achieving this, Ms. Clegg will receive fifty percent of her annual retainer in deferred share units (“DSUs”), which will be fully vested upon grant. Directors may also elect to receive a portion of their annual cash retainer in DSUs voluntarily. DSUs will count towards the minimum holding requirement. After achieving the threshold, there will not be any further requirement for her to receive her compensation in the form of additional DSUs. As with all directors, however, the share ownership threshold test will be calculated each year in December and in the event that a director who previously met the threshold no longer does, that director will need to acquire more common shares or to elect to receive a portion of his or her annual retainer in DSUs for the following year in order to satisfy the minimum share ownership test by the following December. All DSUs will accrue dividend equivalents that will be credited to the director as additional DSUs. There are no arrangements or understandings between Ms. Clegg and any other person pursuant to which she was selected as a director.
There are no related person transactions involving Ms. Clegg that would require disclosure pursuant to Item 404(a) of Regulation S-K.
The Company intends to enter into an Indemnification Agreement with Ms. Clegg. The form of Indemnification Agreement was previously filed with the SEC on March 26, 2018 as Exhibit 10.15 to the Company’s Registration Statement on Form S‑1/A (Registration No. 333‑223791) and is incorporated herein by reference.

A copy of the press release issued by the Company announcing the election of Ms. Clegg is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits.
99.1 Press release of GrafTech International, Ltd., dated March 21, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	March 21, 2019	By:	/s/ Quinn J. Coburn
Quinn J. Coburn
Chief Financial Officer, Vice President Finance and Treasurer